UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2021

Intersect ENT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, California 94025
(Address of principal executive offices, including zip code)

(650) 641-2100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class:	Trading symbol(s)	Name of each exchange on which registered:
Common Stock, 0.001 par value	XENT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2021 (the “Closing Date”), Intersect ENT, Inc. (the “Company”), entered into a Facility Agreement (the “Facility Agreement”) by and among the Company, as borrower, certain of the Company’s subsidiaries from time to time party thereto as guarantors and Medtronic, Inc., a Minnesota corporation (the “Lender”), providing for unsecured subordinated loans of an aggregate principal amount of up to $75 million by the Lender to the Company (the “Loans”) upon the terms and conditions set forth in the Facility Agreement (the “Financing”). The Loans will mature one hundred eighty (180) days following the earlier of (x) the Maturity Date (as defined in the Deerfield Facility Agreement (as defined in the Facility Agreement)) and (y) the date on which the Deerfield Facility Agreement has been fully paid in cash and is terminated, unless earlier repaid or accelerated.  The Facility Agreement provides for the disbursement of the Loans in up to five tranches of $15 million, with a tranche to be disbursed each fiscal quarter.  The Company plans to use the proceeds from the Loans to provide funding for general corporate purposes.

The Loans accrue interest at 5% per annum with accrued interest to be paid at maturity.  The Company’s obligations under the Loans and the Facility Agreement are required to be guaranteed by all of its existing and future subsidiaries (other than certain excluded and immaterial subsidiaries).  The Loans may be prepaid in part or in full prior to maturity without any penalty or premium. Further, the Loans and obligations under the Facility Agreement shall no longer be due and payable upon a termination in accordance with Section 7.2 of the Merger Agreement (as defined in the Facility Agreement).

The Company is subject to a number of affirmative and restrictive covenants pursuant to the Facility Agreement, including covenants regarding compliance with applicable laws and regulations, maintenance of property, payment of taxes, maintenance of insurance, business combinations, incurrence of additional indebtedness and prepayments of other indebtedness and transactions with affiliates, among other covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions.  The Facility Agreement contains certain specified events of default, the occurrence of which would entitle Lender to immediately demand repayment of all outstanding principal and accrued interest on the Loans. Such events of default include, among others, failure to make any payment under the Loans when due, failure to observe or perform any covenant under the Facility Agreement or the other transaction documents related thereto (subject in certain cases to specified cure periods), the failure of the Company to be able to pay debts as they come due, the commencement of bankruptcy or insolvency proceedings against the Company, a material judgment levied against the Company, a material default by the Company under other indebtedness, and the occurrence of a change of control.

The foregoing description of the Facility Agreement and the Financing does not purport to be complete and is qualified in its entirety by reference to the Facility Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Facility Agreement, dated as of September 25, 2021, by and among Intersect ENT, Inc., certain of Intersect ENT, Inc.’s subsidiaries from time to time party thereto as guarantors and Medtronic, Inc.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.
Dated: September 27, 2021
	By:	/s/ Patrick Broderick
Patrick Broderick
Executive Vice President, General Counsel and Corporate Secretary